Teucrium Soybean Fund S-1

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 16, 2017, with respect to the combined financial statements and internal control over financial reporting of Teucrium Commodity Trust and the financial statements and internal control over financial reporting of Teucrium Corn Fund, Teucrium Soybean Fund, Teucrium Sugar Fund, Teucrium Wheat Fund and Teucrium Agricultural Fund included in the Annual Report on Form 10-K of Teucrium Commodity Trust for the year ended December 31, 2016, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption "Experts”.

/s/ GRANT THORNTON LLP

New York, New York

April 11, 2017